NOMINATION FORM

The undersigned do hereby certify to TLC Vision Corporation, a New Brunswick corporation (the “Corporation”), that the undersigned are shareholders of the Corporation holding shares representing in the aggregate not less than 5% of the shares of the Corporation entitled to vote at a meeting of the shareholders of the Corporation and pursuant to Section 5 of Schedule I to the Corporation’s Articles of Incorporation, as amended, do hereby nominate each of the following individuals to stand for election as Directors of the Corporation at the next meeting of the shareholders called for the purpose of electing one or more Directors of the Corporation:

Michael R. Henderson
Stephen N. Joffe
Cathy Willis

 /s/ Stephen N. Joffe
_____________________________
Stephen N. Joffe

Dated:  March 6, 2008

TRUST F/B/O HEIDI JOFFE

*By: /s/ Stephen N. Joffe

Stephen N. Joffe

*By proxy granted to Stephen N. Joffe, a copy of which is attached to this Nomination Form